Exhibit 10.1

NEW YORK STATE DEPARTMENT OF FINANCIAL SERVICES

________________________________________________________

In the Matter of

CHEMUNG CANAL TRUST COMPANY

Respondent.

_______________________________________________________

CONSENT ORDER UNDER

NEW YORK BANKING LAW §§ 9-D and 39

The New York State Department of Financial Services (the “Department”) and Chemung Canal Trust Company (“Chemung” or the “Bank”) are willing to resolve the matters described herein without further proceedings.

WHEREAS, Chemung is a New York State chartered banking institution that maintains twenty-nine branch locations in twelve counties throughout upstate New York, as well as two branch locations in Bradford County, Pennsylvania, and is supervised by the Department;

WHEREAS, Chemung has approximately $2.3 billion in assets and $2.1 billion in deposits as of December 31, 2020;

WHEREAS, the Department conducted an investigation into Chemung’s underwriting and pricing of retail installment contracts that the Bank purchased from automobile dealers (known as “indirect automobile loans”) during the time period of January 1, 2016 through August 31, 2020 (the “Relevant Time Period”);

WHEREAS, the Department’s investigation determined that during the Relevant Time Period, the indirect automobile loans purchased from automobile dealerships by Chemung included a Dealer Markup that resulted in certain Hispanic borrowers having a higher interest rate than the average non-Hispanic white borrowers;

WHEREAS, the Department and Chemung are willing to resolve the matters cited herein in lieu of proceeding by notice and a hearing;

NOW THEREFORE, to resolve this matter without further proceedings, the Department finds as follows:

THE DEPARTMENT’S FINDINGS

Background

1.                  Consumers finance the purchase of an automobile either directly from a bank, credit union, or other lending company, or through indirect lending, where financing is provided through an automobile dealer partnered with one or multiple lenders.

2.                  Chemung engages in indirect automobile lending, working in conjunction with multiple automobile dealers to provide financing to automobile purchasers that are presented to Chemung by the automobile dealers.

3.                  In connection with indirect automobile lending, automobile dealers collect certain information of prospective borrowers and decide which applications to submit to Chemung on behalf of those borrowers.

4.                  Chemung typically provides automobile dealers with the terms, including a specified minimum interest rate (the “Buy Rate”), by which Chemung agrees to immediately purchase loans from the automobile dealers.

5.                  Chemung participates in the decision to extend credit by: taking responsibility for underwriting; determining the Buy Rate using an underwriting and risk-based pricing model; and communicating those terms to the automobile dealers. Chemung’s Buy Rate reflects the minimum interest rate at which the Bank will finance or purchase the loan from automobile dealers.

6.                  Chemung maintains a policy or practice provides automobile dealers with the discretion to mark-up prospective borrowers’ interest rates above the Bank’s Buy Rate. The difference between a consumer’s interest rate on the retail installment contract and the risk-based Buy Rate is known as the “Dealer Markup”.

7.                  In each case, an automobile dealer’s compensation is based on the difference in projected interest revenue between the Buy Rate and the actual interest rate assigned to the consumer. The difference between the Buy Rate and a consumer’s interest rate on the retail installment contract is known as the “Dealer Markup.” The Bank does not share in any automobile dealers’ Dealer Markup.

8.                  During the Relevant Time Period, Chemung maintained a policy that permitted an increase in the Dealer Markup by up to 2.5% for loans terms up to 69 months and 2.0% for loan terms over 69 months at the dealer’s sole discretion.

9.                  Chemung’s Dealer Markups are based on dealer discretion and not controlled by the adjustments for creditworthiness and other objective criteria already reflected in the Bank’s Buy Rate.

10.              The Bank influences the credit decision by indicating to automobile dealers whether or not the Bank will purchase loans on the terms specified.

Applicable Law

11.              New York’s Fair Lending Law and the federal Equal Credit Opportunity Act (“ECOA”) prohibit discrimination against protected class membership for the granting, withholding, extending, renewing of credit or in the fixing of interest rates, terms or conditions of any form of credit. N.Y. Exec. L. § 296-a(1)(b); 15 U.S.C. § 1691 et seq. Creditors are permitted to price loans differently based on objective differences in borrowers’ creditworthiness, such as “current income, assets and prior credit history . .. . as well as reference to any other relevant factually supportable data.” N.Y. Exec. L. § 296-a(3). Chemung is a “creditor” as the term is defined by the New York Executive Law. Id. § 292(22).

12.              The Superintendent is authorized to enforce state and federal fair lending laws. Id. § 296-a(3), N.Y. Banking L. 9-d, N.Y. Fin. Servs. L. § 408(a)(1)(B).

Findings of Fact

13.              The Department analyzed the Dealer Markups of the loans that Chemung purchased from automobile dealers during the Relevant Time Period.

14.              The loans analyzed by the Department did not contain information on the race or ethnicity of borrowers. Rather, to evaluate any differences in the Dealer Markup, the Department assigned race and ethnicity probabilities to applicants, and utilized a proxy methodology that combines geography-based and name-based probabilities, based on public data published by the United States Census Bureau, to form a joint probability using the Bayesian Improved Surname Geocoding (“BISG”) method. The BISG proxy probability is a commonly accepted proxy probability method in the scientific or academic community and is used across multiple disciplines. It is known for being more accurate than other statistical methods for approximating the overall reported distribution of race and ethnicity. The race and ethnicity probabilities obtained through the BISG method were used by the Department to estimate any disparities in Dealer Markup on the basis of race or ethnicity.

Dealer Markup Disparity as to Minority Borrowers

15.              The Department’s analysis determined that, between January 1, 2016 and December 31, 2018, the Bank charged Hispanic borrowers approximately 27 basis points (.27%) more in discretionary Dealer Markups than similarly situated non-Hispanic white borrowers. These disparities are statistically significant and not based on creditworthiness or other objective criteria related to borrower risk.1

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1 The Dealer Markup disparities identified by the Department were statistically significant at the 95% confidence rate.

16.              Moreover, the Department determined, that between January 1, 2019 and August 31, 2020, the Bank charged Hispanic borrowers approximately 20 basis points (.20%) more in discretionary Dealer Markups than similarly situated non-Hispanic white borrowers. These disparities are also significant and not based on creditworthiness or other objective criteria related to borrower risk.

17.              These disparities mean that, throughout the Relevant Time Period, Hispanic borrowers paid higher markups than the average non-Hispanic white borrower and were obligated to pay more in interest than similarly situated non-Hispanic white borrowers over the life of their loans.

18.              Although the Department did not find evidence of any intentional discrimination against Hispanic borrowers on the part of the Bank or its employees, the Bank’s policy or practice of permitting the automobile dealers to impose a Dealer Markup without any justification on the basis of objective credit related factors above the Bank’s established Buy Rate resulted in a disparate impact on the basis of race and ethnicity. These policies or practices were not justified by a legitimate business need.

The Bank’s Cooperation

19.              The Department recognizes Chemung’s substantial cooperation with its investigation, through timely and appropriate responses to request for information and the production of documents and data to the Department.

20.              In its interactions with the Department concerning the violations at issue herein, Chemung has demonstrated a continuing interest and commitment to addressing systemic racism in the communities it serves.

21.              The Department has given appropriate weight to the cooperation and remediation efforts set forth herein in agreeing to the terms and remedies of this Consent Order.

22.              While the Department’s investigation covered the period of January 1, 2016, to August 31, 2020, the Bank agrees to remediate any additional statistically significant differences in pricing for Hispanic borrowers that may be identified using the BISG proxy methodology for the period of September 1, 2020 to December 31, 2020.

Violations of Laws and Regulations

23.              The Bank, in violation of New York Executive Law § 296-a, instituted discretionary Dealer Markup policies that resulted in disparate impacts that negatively affected members of racial and ethnic minority groups, without any justification.

24.              The Bank’s specific policies and practices were not justified by legitimate business need and constituted discrimination against applicants with respect to credit transactions on the basis of race and national origin in violation of New York Executive Law § 296-a.

NOW THEREFORE, to resolve this matter without further proceedings, the Department and the Bank stipulate and agree to the following terms and conditions:

SETTLEMENT PROVISIONS

Restitution

25.              The Bank shall provide restitution calculated according to the formulae previously provided to the Department on an individualized basis to all Eligible Impacted Borrowers2 between January 1, 2016 and December 31, 2020, meaning each protected class borrower who paid more than the average markup for non-Hispanic white borrowers and whom the Department has identified as having a BISG probability of being Hispanic. The Bank shall distribute restitution according to formulas approved by the Department. All Eligible Impacted Borrowers shall also receive from the Bank a statement accompanying the check to the effect that: (1) as a result of the settlement with the Department concerning the Bank’s indirect lending program, the Bank is paying restitution to the Eligible Impacted Borrower; (2) unless the Eligible Impacted Borrower’s loans have been completely paid off, the Eligible Impacted Borrower should continue to make payments as before; and (3) the Eligible Impacted Borrower may seek further information on the settlement from DFS, including at the website https://www.dfs.ny.gov.

26.              As soon as practicable, but no later than thirty (30) days from the execution of this Consent Order, the Bank will provide the Department with a list of Eligible Impacted Borrowers fitting the description of those entitled to restitution in Paragraph 25 above.

27.              The Bank shall use all reasonable efforts, including use of Lexis or a similar service, to determine the Eligible Impacted Borrower’s last known address, to mail a check satisfying the amount of restitution determined by DFS and the Bank to each Eligible Impacted Borrower within 30 days of the effective date of this Consent Order.

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2 The term Eligible Impacted Borrowers does not include any borrowers who defaulted on their loans or any non-New York borrowers.

28.              For any payment to an Eligible Impacted Borrower that is returned as undeliverable or not deposited within six months, the Bank shall conduct a reasonable search for a current address. Should the search show a more current address, the Bank shall re-issue a check valid for six months in the amount of the returned or undeposited check.

29.              If an Eligible Impacted Borrower did not cash his or her check before the expiration date of the check or the check was returned after the Bank re-sent it as described in Paragraph 28, the Bank shall follow all applicable provisions of the New York State Abandoned Property Law, including all reporting, mailing, and remittance requirements.

30.              As soon as practicable, but no later than forty-five (45) days from the execution of this Consent Order, the Bank shall post for public access on its website the Consent Order, a set of agreed-upon Frequently Asked Questions (“FAQs”) and answers concerning the restitution process and refund opportunity relating to this settlement. Those materials shall be printable and downloadable. The website containing information relating to this settlement will include instructions for submitting claims, either by phone, fax (if original documentation is required, with such documents to be mailed or submitted by electronic mail to the Bank at a specified address), or by mail or electronic mail, at the election of the borrower. The website must be directly accessible from the Bank’s home page, and the Bank is prohibited from engaging in a practice that would cause the website containing information relating to this settlement to be excluding from organic internet searches. The website shall remain open and accessible through a period of one year from the date of the first publication.

31.              To the extent the Bank receives a request for a restitution claim resulting from the publication notices set forth in Paragraph 36 by claimants who were not previously identified as Eligible Impacted Borrowers pursuant to this Consent Order, the Bank shall make a determination as to whether the claimant is eligible for restitution on the basis of being a potential member of a protected class who paid more in Dealer Markup between January 1, 2016 and December 31, 2020 than the average paid by non-Hispanic white borrowers, subject to the Department’s review. If the Bank determines that any such claimant is eligible for restitution in accordance with this Paragraph, the Bank shall provide restitution on an individualized basis pursuant to the methodology established in accordance with Paragraph 32 of this Consent Order. A borrower must submit a restitution claim pursuant to this Paragraph within one year of the publication date of the website containing information relating to this settlement to be eligible for any restitution.

32.              Following a period of one year from the date of the first publication date of the website as set forth in Paragraph 36, the Bank shall submit to the Department a list of claims it has received, paid, or denied in connection with Paragraphs 37, along with a justification for its determinations thereof.

Monetary Penalty

33.              The Bank shall pay a total civil monetary penalty pursuant to Banking Law § 9-d to the Department in the amount of three hundred and fifty thousand dollars ($350,000) to the Department. The Bank shall pay the entire amount within ten (10) days of executing this Consent Order. The payment shall be in the form of a wire transfer in accordance with instructions provided by the Department.

34.              The Bank agrees that it will not claim, assert, or apply for a tax deduction or tax credit with regard to any federal, state, or local tax, directly or indirectly, for any portion of the civil monetary penalty paid pursuant to this Consent Order.

35.              The Bank further agrees that it shall neither seek nor accept, directly or indirectly, reimbursement or indemnification with respect to payment of the penalty amount, including but not limited to payment made pursuant to any insurance policy.

Remediation

36.              The Bank shall implement effective compliance monitoring and develop and enhance policies and procedures pertaining to fair lending. The Bank agrees to maintain general compliance management systems reasonably designed to assure compliance with all relevant federal and state fair lending laws, including but not limited to, New York Executive Law § 296-a.

37.              In addition to continuing the remedial measures previously instituted by the Bank, and to ensure the Bank’s indirect automobile lending program is in compliance with federal and state fair lending laws, the Bank shall:

a.                   Send annual notices to all automobile dealers participating in the Bank’s indirect automobile lending program which shall: (1) outline the Bank’s expectations with respect to compliance with federal and state fair lending law; and (2) articulate the dealer’s obligation to price retail installment contracts in a non-discriminatory manner;

b.                  Move to a flat-fee business model in connection with indirect auto lending and provide the Department with notice when the flat-fee business model is fully implemented;

c.                   Conduct periodic, at least quarterly, portfolio-level assessments of the Bank’s indirect automobile lending program designed to identify disparities in Dealer Markups or loan denials on a prohibited basis, and take appropriate corrective action, including providing restitution to any individuals member of a protected class who paid more in Dealer Markup than the average non-Hispanic white borrower, and restricting or terminating the Bank’s relationship with a dealer. The Bank may cease conducting the periodic assessments to identify disparities in Dealer Markups when the flat-fee business model is fully implemented;

d.                  Submit an annual report to the Department detailing the results of the periodic assessments contemplated herein, as well as any restitution paid or modification of a relationship with a dealer as a result of the same.

Full and Complete Cooperation

38.           The Bank commits and agrees that it will fully cooperate with the Department regarding all terms of this Consent Order.

Waiver of Rights

39.              The parties understand and agree that no provision of this Consent Order is subject to review in any court or tribunal outside the Department.

Parties Bound by the Consent Order

40.              This Consent Order is binding on the Department and the Bank, as well as any successors and assigns. This Consent Order does not bind any federal or other state agency or any law enforcement authority.

41.              No further action will be taken by the Department against the Bank for the conduct set forth in this Consent Order, provided that the Bank fully complies with the terms of the Consent Order.

42.              Notwithstanding any other provision in this Consent Order, however, the Department may undertake additional action against the Bank for transactions or conduct that was not disclosed in the written materials submitted to the Department in connection with this matter.

Breach of Consent Order

43.              In the event that the Department believes any party to this Consent Order to be in material breach of the Consent Order, the Department will provide written notice to the party, and the party must, within ten (10) business days of receiving such notice, or on a later date if so determined in the Department’s sole discretion, appear before the Department to demonstrate that no material breach has occurred or, to the extent pertinent, that the breach is not material or has been cured.

The parties understand and agree that any party’s failure to make the required showing within the designated time period shall be presumptive evidence of that party’s breach. Upon a finding that a breach of this Consent Order has occurred, the Department has all the remedies available to it under New York Banking and Financial Services Law and may use any evidence available to the Department in any ensuing hearings, notices, or orders.

Notices

44.              All notices or communications regarding this Consent Order shall be sent to:

For the Department:

Laura E. Meehan

Senior Assistant Deputy Superintendent

New York State Department of Financial Services

One State Street

New York, New York 10004

Madeline W. Murphy

Assistant Deputy Superintendent for Enforcement

New York State Department of Financial Services

One Commerce Plaza

Albany, NY 12257

Serwat Farooq

Deputy Superintendent

New York State Department of Financial Services

One State Street

New York, New York 10004

For Chemung Canal Trust Company:

Anders M. Tomson

President & CEO

Chemung Canal Trust Company

One Chemung Canal Plaza

Elmira, NY 14901

Miscellaneous

45.              Each provision of this Consent Order shall remain effective and enforceable against the Bank, its successors and assigns until stayed, modified, suspended, or terminated by the Department.

46.              No promise, assurance, representation, or understanding other than those contained in this Consent Order has been made to induce any party to agree to the provisions of the Consent Order.

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WHEREFORE, the signatures evidencing assent to this Consent Order have been affixed hereto on the dates set forth below.

CHEMUNG CANAL TRUST COMPANY By: _/s/ Anders M. Tomson ANDERS M. TOMSON President & CEO June 21, 2021

NEW YORK STATE DEPARTMENT OF FINANCIAL SERVICES

By: /s/ Madeline W. Murphy
MADELINE W. MURPHY

Assistant Deputy Superintendent

Consumer Protection and Financial Enforcement

June 21, 2021

By: /s/ Katherine A. Lemire___
KATHERINE A. LEMIRE
Executive Deputy Superintendent for Consumer Protection and Financial Enforcement

June 21, 2021

THE FOREGOING IS HEREBY APPROVED.

IT IS SO ORDERED.

By: /s/ Linda A. Lacewell

LINDA A. LACEWELL
Superintendent of Financial Services

June 24, 2021